Exhibit 99.1

Ares Capital Corporation Intends to Recommend Proceeding with
Financing Flexibility Provided for in New BDC Law

Ares Capital Sees New BDC Law as Significant Positive for Capital Availability to
Middle Market Companies

Ares Capital Expects to Use Increased Flexibility to Incrementally Invest in

Lower Risk Assets

NEW YORK — April 2, 2018 — Ares Capital Corporation (NASDAQ: ARCC) announced today that it plans to recommend a path for approval of a certain provision contained in the recently passed Small Business Credit Availability Act (“SBCAA”) that was signed into law on March 23, 2018.  The SBCAA includes a provision that permits business development companies (“BDCs”) to seek approval to operate with higher leverage ratios and provides certain securities reforms intended to improve offering flexibility.  Having completed its evaluation of the various alternatives, Ares Capital intends to discuss specific plans for implementation with its Board of Directors and other constituents.

“We anticipate the SBCAA will enable BDCs to provide more capital to middle market companies while improving portfolio diversification and capital markets access for the BDC industry,” said Michael Arougheti, Chief Executive Officer and President of Ares Management, L.P. and Co-Chairman of Ares Capital. “The passage of this legislation provides BDCs a choice to operate with greater flexibility and meaningfully enhances the growth prospects for our industry.”

“We believe this legislation can significantly enhance our growth opportunities by permitting us to invest in a segment of the middle market comprised of lower risk and lower yielding loans that were previously not economic for Ares Capital,” said Kipp deVeer, Chief Executive Officer of Ares Capital.  “After a careful analysis, we believe that the increased financing flexibility will be good for our shareholders and we look forward to further communications on this matter once we announce our plans.”

“If approved, we plan to manage Ares Capital in the same thoughtful and disciplined manner that we have over the last 13 years,” commented Penni Roll, Chief Financial Officer of Ares Capital. “While the SBCAA may allow the industry to access additional financing, BDCs will continue to have modest leverage relative to other financial institutions or vehicles.”

About Ares Capital Corporation

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and as of December 31, 2017, was the largest BDC by total assets and market capitalization. Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (NYSE:ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

Contact:

Investors:

Ares Capital Corporation

Carl Drake

(888) 818-5298, cdrake@aresmgmt.com

John Stilmar

(888) 818-5298, jstilmar@aresmgmt.com

Mendel Communications

Bill Mendel

(212) 397-1030, bill@mendelcommunications.com